Exhibit 99.1

Annabelle Yu Long Joins Coach, Inc. Board of Directors

Brings Board Membership to Nine

NEW YORK--(BUSINESS WIRE)--January 4, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today announced that Annabelle Yu Long has been appointed to Coach, Inc.’s Board of Directors. The appointment of Ms. Long to the Board brings the membership to nine.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are extremely pleased that Annabelle Long has agreed to join our Board. As Coach continues its transformation into a global modern luxury lifestyle brand, Annabelle's strong business acumen, insight about the Chinese consumer and knowledge of and experience with the media landscape in China, coupled with her track record of investing in digital and lifestyle companies, will bring unique value to the Coach board.”

Annabelle Long currently serves as Chief Executive, Bertelsmann China Corporate Center, and Managing Partner of Bertelsmann Asia Investments. Formerly, Ms. Long was a Principal at Bertelsmann Digital Media Investments. She joined the international media, services, and education company via the Bertelsmann Entrepreneurs Program in 2005. From 1996 to 2003, Ms. Long was a Producer and Lead Anchor for the Sichuan Broadcasting Group. From 1994 to 1996 she was a Producer and host for Chengdu People’s Radio Broadcasting. Ms. Long is an active member of the World Economic Forum’s Young Global Leaders Advisory Council and is also a member of its Global Agenda Council on the Future of Media, Entertainment & Information. In addition, she is a member of the Stanford Graduate School of Business Advisory Council. Ms. Long serves on the Board of Directors of both BitAuto (NYSE: BITA) and China Distance Education (NYSE: DL).

Upon her appointment, Ms. Long stated, “I am excited to be joining the Board of Directors of one of the most respected brands in the world. I look forward to supporting Coach and its strategies to transform into a leading luxury lifestyle brand and drive long-term sustainable growth.”

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," “plan,” "should," “believe,” “next,” “develop,” "expect," “confident,” “trends,” “further evolve,” “forward,” “future,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2015 for a complete list of risk factors.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations